INTERFACE, INC.
EXECUTIVE BONUS PLAN
 (as amended June 2, 2026)

1. PURPOSE.

                The purpose of the Interface, Inc. Executive Bonus Plan is to provide bonus compensation opportunities which support the Company's on-going efforts to attract, retain and develop exceptional executive talent and which provide incentives directly linked to the Company's business objectives. The Plan is intended to meet the requirements for "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended.

2. DEFINITIONS.

The following capitalized terms, as used herein, shall have the following meanings:

(a) "Annual Base Salary" shall mean: with respect to any Participant, the annual rate of base salary of such Participant in effect on the last day of the calendar year most closely associated with the applicable Performance Period; provided that, (1) for any Participant whose first day of employment with the Company is after the first day of the applicable calendar year, such Participant’s Annual Base Salary shall be prorated based on the number of days such Participant was employed by the Company in such calendar year; and (2) for any Participant who incurs a base salary change during the applicable calendar year, their “Annual Base Salary” will be pro-rated to account for such change during the such calendar year.

(b) "Award" shall mean an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.

(c) "Board" shall mean the Board of Directors of Interface.

(d) "Change in Control" shall mean the occurrence of an event described in Section 5(d) hereof.

(e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(f) "Committee" shall mean a committee of the Board as described in Section 3 hereof.

(g) "Company" shall mean, collectively, Interface and its direct and indirect subsidiaries.

(h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(i) "Interface" shall mean Interface, Inc., a Georgia corporation.

(j) "Participant" shall mean an executive officer of the Company who is, pursuant to
Section 4 of the Plan, selected to participate in the Plan.

(k) "Performance Goal" shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award.  Performance Goals may relate to attainment by the Company or a subsidiary or business unit of specified levels or increases in any or all of the following: (1) operating income; (2) cash flow, (3) reduction of off-quality and waste; (4) return on equity; (5) earnings per share; (6) total earnings; (7) return on capital; (8) return on assets; (9) earnings before interest and taxes; (10) gross margin; (11) economic value added; (12) sales; (13) the fair market value of Interface's common stock; (14) improvement in fixed charge coverage ratio; (15) debt reduction and/or cash accumulation; (16) dividends; (17) operating income margin; (18) operating income contribution margin; (19) earnings before interest, taxes, depreciation and amortization; or (20) measurable financial criteria associated with credit facility, bond indenture or other covenants.  In addition, with respect to Participants who are not Section 162(m) Officers, the Committee may establish other Performance Goals, including goals relating to individual performances and non-financial objectives.

(l) "Performance Period" shall mean the Company's fiscal year or such other time period determined by the Committee during which Performance Goals are to be met.

(m) "Plan" shall mean the Interface, Inc. Executive Bonus Plan.

(n) "Section 162(m) Officer" shall mean an officer of the Company who, in the Committee's determination made at the time of any Award, is or may become a "covered employee" as defined in Section 162(m) of the Code and the regulations thereunder.

(o) "Recoupment Policy" shall mean a policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee as it deems necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of those Acts, which policy is incorporated into this Plan by this reference.

3. ADMINISTRATION.

(a) GENERAL. The Plan shall be administered by the Compensation Committee of the Board. The Committee shall have the authority in its sole discretion, subject to the express provisions of the Plan, to administer the Plan and to exercise all the powers and authority either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation: the authority to grant Awards; to determine the persons to whom, and the time or times at which, Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine the commencement date and end date for each Performance Period; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules, regulations and procedures relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

(b) MEMBERS. The Committee shall consist of two or more members of the Board, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

(c) LIABILITY. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4. ELIGIBILITY.

The Committee shall select which executive officers of the Company are to participate in the Plan for a Performance Period. In selecting the officers of the Company who are eligible to participate in the Plan and in establishing the terms of Awards granted to such Participants, the Committee may accept such recommendations of the senior management of the Company as it deems appropriate.  The Committee shall specifically identify any Participants whom it determines are Section 162(m) Officers with respect to each fiscal year.

5. TERMS OF AWARDS.

(a) IN GENERAL. The Committee shall grant awards under the Plan for each Performance Period at such time or times as it deems appropriate; provided, Awards to Section 162(m) Officers shall be made not later than 90 days after the first day of each Performance Period. Awards shall be expressed as a percentage of a Participant's Annual Base Salary. The Committee shall specify the Performance Goals applicable to each Award, as well as the percentage of the Award assigned to each Performance Goal. The terms of an Award may contain a range of target levels so that a Participant who fails to achieve the maximum target level for a Performance Goal may still earn a portion of the potential bonus related to such Performance Goal. The terms of an Award to a Section 162(m) Officer must state an objective formula or standard for determining the amount of compensation payable to the Participant. The maximum amount of compensation that may be paid to any Participant with respect to any fiscal year under any and all Awards is $3,000,000.  Unless otherwise provided by the Committee in connection with the termination of employment of a Participant due to death or disability prior to the last day of the calendar year most closely associated with the applicable Performance Period, or except as set forth in Section 5(d) hereof, payment in respect of Awards to a Participant (including Section 162(m) Officers) shall be made only if and to the extent (1) the Performance Goals with respect to the applicable Performance Period are attained, (2) the Participant is employed by the Company on the last day of the applicable calendar year, and (3) the Participant has not been terminated for cause on or before March 15 of the year following the end of such calendar year. For purposes hereof, the term “cause” shall mean (a) the Participant’s fraud, dishonesty, gross negligence, or willful misconduct, with respect to business affairs of the company (b) the Participant’s refusal or repeated failure to follow the established lawful policies of the company applicable to persons occupying the same or similar positions, or (c) the Participant’s conviction of a felony or other crime involving moral turpitude. Awards granted pursuant to the Plan shall be evidenced in the minutes of the Committee or in such other written form as the Committee shall determine appropriate.

(b) CERTIFICATION OF PERFORMANCE CRITERIA. After the end of each Performance Period, the Committee shall determine the extent to which the Performance Criteria have been achieved for that Performance Period and shall approve the compensation to be paid to each Participant. The Committee in its sole discretion (but subject to any contractual rights of the executive) may reduce, but not increase, the amount of compensation that otherwise would be payable under the Plan to a Section 162(m) Officer if the Committee determines such reduction to be appropriate based on personal, corporate or other factors that the Committee deems appropriate. With respect to Participants other than Section 162(m) Officers, the Committee may take into account such factors (including, without limitation, individual job performance, the effect of unanticipated events on the Company's financial performance or other subjective criteria) as it deems appropriate in determining the degree to which the Performance Criteria have been satisfied (or were reasonable under the circumstances) and in determining the amount of compensation payable to any such Participant.

(c) TIME AND FORM OF PAYMENT. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made in cash within a reasonable period, but no later than 90 days after the end of the Performance Period, subject to deferral as provided by the Committee or under any applicable deferred compensation plan of the Company.

(d) CHANGE IN CONTROL. Notwithstanding any other provision of the Plan to the contrary, if, while any Awards remain outstanding under the Plan, a "Change in Control" of Interface shall occur, the Performance Period(s) outstanding at the time of such Change in Control shall be deemed to have been completed, the maximum level of performance set forth under the respective Performance Goals shall be deemed to have been attained and a pro rata portion (based on the number of full and partial months that have elapsed with respect to such Performance Period) of each outstanding Award granted to each Participant for the outstanding Performance Period shall become immediately payable in cash to each Participant.  For purposes of this Section 5(d), a Change in Control of Interface shall occur upon the happening of the earliest to occur of the following:

(1) the acquisition by any "person," entity, or "group" of "beneficial ownership" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and rules promulgated thereunder) of more than 30 percent of the outstanding capital stock entitled to vote for the election of directors ("Voting Stock") of (A) Interface, or (B) any corporation which is the surviving or resulting corporation, or the transferee corporation, in a transaction described in clause (2)(A) or (2)(B) immediately below;

(2) The effective time of (A) a merger, consolidation or other business combination of Interface with one or more corporations as a result of which the holders of the outstanding Voting Stock of Interface immediately prior to such merger or consolidation hold less than 51 percent of the Voting Stock of the surviving or resulting corporation, or (B) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which Interface owns at least 51 percent of the Voting Stock, or (C) a plan of complete liquidation of Interface; and

(3) The election to the Board, without the recommendation or approval of the incumbent Board, of the lesser of (A) four directors, or (B) directors constituting a majority of the number of directors of Interface then in office.

6. GENERAL PROVISIONS.

(a) NONTRANSFERABILITY. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

(b) NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in any Award or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

(c) WITHHOLDING TAXES. The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

(d) AMENDMENT, TERMINATION AND DURATION OF THE PLAN. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Award theretofore granted under the Plan. To the extent then required under Section 162(m) of the Code, the Plan shall again be submitted to the shareholders of the Company for approval no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders first approve the Plan.

(e) PARTICIPANT RIGHTS. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(f) GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Georgia without giving effect to the conflict of laws principles thereof.

(g) EFFECTIVE DATE. The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the shareholders of the Company to the extent required under Section 162(m) of the Code.

(h) BENEFICIARY. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the Participant's estate shall be deemed to be the Participant's beneficiary.

(i) INTERPRETATION. The Plan is designed and intended to comply, to the extent applicable, with the requirements for qualified performance-based compensation under Section 162(m) of the Code, and all applicable provisions hereof shall be construed in a manner to so comply. The Plan is also intended to comply, to the extent applicable, with the requirements of Section 409A of the Code, and all applicable provisions hereof shall be construed in a manner to so comply.

(j) RECOUPMENT OF COMPENSATION.  All Awards under the Plan shall be subject to the terms and conditions of any applicable Recoupment Policy.